Exhibit 99.1

Kopin Provides Business Update and Second Quarter 2016 Operating Results

  Solos™ Smart Eyewear on Track
  F-35 Production Starting
  Design-in Activities Ongoing for Whisper Chip
  Q2 Completes Sale of Korean Facility for $8.1 million

WESTBOROUGH, Mass.--(BUSINESS WIRE)--August 2, 2016--Kopin Corporation (NASDAQ:KOPN), a leading developer of innovative wearable computing technologies and solutions, today provided an update on its business initiatives and reported financial results for the second quarter ended June 25, 2016.

“During the quarter we continued to make progress on the commercialization of our technologies,” said Dr. John C.C. Fan, Kopin’s President and CEO. “We successfully launched the initial phase of our Solos™ commercialization strategy. We are an official sponsor of USA Cycling, and we are proud to support their team members that will represent the USA in Brazil. The Solos headset program is on track and we expect to commence commercial shipping in the October 2016 time frame. One key differentiation of Solos headsets is our innovative and patented Pupil™ Optics, which has the unique performance feature of a sunlight readable, transparent image in a tiny and energy efficient form factor, which is perfect for Mobile Augmented Reality (AR) headsets. Solos will be the world’s first headset utilizing this Pupil Optics. Another critical technology for the success of wearables is the voice user interface. We have stressed for several years that the voice would be the next touch. Our Whisper™ Technology is based on Artificial Intelligence. It identifies and differentiates voice and noise in the acoustic environment using neural network processing. It is not a traditional noise cancellation approach. The Whisper technology is protected by ten issued and allowed patents and eighteen pending patents. The technology has been used in industrial and military headsets for several years, and now we have incorporated the Whisper Technology into a Whisper Chip for commercialization in consumer applications. We expect our Whisper Chip to have very broad applications, while our current market focus ranges from public safety to communications. In the second quarter we embarked on active design-in activities with various tier-one global companies for consumer voice applications, and the early response is very positive. We will continue our push for integration of our Whisper Chip into the products from these companies, as well as other tier one companies.

“In the second quarter we increased our activities on executing on existing programs and getting qualified on future military programs. We started low-rate production for the world’s most advanced pilot helmet mounted display (HMD) used in Joint Strike Fighter (F-35). This advanced visor projected HMD is a true mixed reality display system that works both in the daytime under extremely bright conditions, as well as at night. It provides a 360 degree view of the fighter jet’s surroundings using video provided from aircraft-mounted thermal sensors, together with computer generated symbology. During night operations an integrated digital night vision camera sensing system provides all-around night vision imagery in the helmet display system. Our display is the only one qualified for this military program and we are the sole display supplier. This is a very important program for us and we expect revenue growth starting in 2017. This program is projected to go to 2037, and has the revenue potential similar to our previous military programs that provided us several hundreds of millions in revenue. In addition, as we previously announced, we have been chosen by one of the prime contractors to provide display products for the Family of Weapon Sight -Individual (FWS-I) program (the follow on program after our very successful Thermal Weapon Sight program) and this represents a significant opportunity for us. As a result of these programs we expect strong revenue growth in 2017.

During the second quarter we completed the sale of our Korean property and plant for approximately $8.1 million,” continued Dr. Fan. “Our Korean facility produced display products that went into camcorders and digital still cameras, markets we have been exiting over the last several years. With the receipt of the $8.1 million and the $15 million from the final installment from the sale of our III-V product line and investment in Kopin Taiwan Corporation in the first quarter of 2016, we ended the second quarter of 2016 with $91.5 million in cash and marketable securities, a net increase of approximately $10.8 million since last year end.

In the second quarter we also added a General Manager and Vice President of Business Development, Asia. This continues our transition to greater emphasis on business development and sales, as we have now a stream of products in the pipeline. We are also delighted that we had 17 new patents issued and two new applications filed in the second quarter. We have more than 300 patents issued and pending, with the vast majority related to wearables.

With the coming launch of Solos, the ramping of F-35 and FWS-I shipments, the feedback from our design win projects with our Whisper technology, and strong financial and IP position, we are very well positioned and optimistic about our revenue growth prospects in 2017 and beyond,” concluded Dr. Fan.

Second Quarter Financial Results

Total revenues for the second quarter ended June 25, 2016, were $4.4 million, compared with $10.9 million for the second quarter ended June 27, 2015. Sales of products for Wearable applications were $1.8 million for the second quarter of 2016 as compared to $6.0 million in the second quarter of 2015. Included in the second quarter of 2015 revenues was $3.8 million related to renegotiated contract terms due to the customer’s lowered forecasted program volumes.

Research and development (R&D) expenses for the second quarter of 2016 were $4.1 million compared with $4.9 million for the second quarter of 2015.

Selling, general and administrative (S,G&A) expenses were $4.3 million for the second quarter of 2016 as compared with approximately $5.1 million for the same period in 2015.

Net loss attributable to the controlling interest for the second quarter of 2016 was $3.1 million, or $0.05 per share, compared with net income of $781,000, or $0.01 per share, for the second quarter of 2015. Included in the results of the second quarter of 2016 was a gain on the sale of our Korean property and plant of $7.7 million and the comparable period of 2015 included a $5.5 million gain from the sale of investments.

We have maintained our strong financial position. Net cash used in operating activities for the six months ended June 25, 2016 was approximately $12.2 million. Kopin’s cash and equivalents and marketable securities were approximately $91.5 million at June 25, 2016 as compared to $80.7 million at December 26, 2015 and we have no long-term debt.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended June 25, 2016, for final disposition.

Financial Results Conference Call

In conjunction with its second quarter 2016 financial results, Kopin will host a teleconference call for investors and analysts at 9:00 a.m. ET today. To participate, please dial (877) 709-8150 (U.S. and Canada) or (201) 689-8354 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation is a leading developer and provider of innovative wearable technologies and solutions for integration into head-worn computing and display systems to military, industrial and consumer customers. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, system and hands-free control software, low-power ASICs, and ergonomically designed smart headset reference systems. Kopin’s proprietary components and technology are protected by more than 300 global patents and patents pending. For more information, please visit Kopin’s website at www.kopin.com.

Kopin, Whisper, and Solos are trademarks of Kopin Corporation.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to our expectation that the Solos headset program is on track and our expectation to commence commercial shipping in October 2016; our expectation that Solos will be the world’s first headset utilizing Pupil Optics; our belief that voice will be the next touch; our expectation that our Whisper Chip will have very broad applications; our expectation that the F-35 program is expected to have revenue growth starting in 2017; our expectation that the F-35 program is projected to go to 2037, and has the revenue potential similar to our previous military programs that provided us several hundreds of millions in revenue; that we have been chosen by one of the prime contractors for the FWS-I program and our expectation that this represents a significant opportunity for us; our expectation that as a result of the military programs we expect strong revenue growth in 2017; and our expectation that with the coming launch of Solos, the feedback from our design win projects with our Whisper technology, and strong financial and IP position, we are very well positioned and optimistic about our revenue growth prospects in 2017 and beyond. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the Solos headset won’t be on track and we will not be able to commence commercial shipping in October 2016; Solos is not the world’s first headset utilizing Pupil Optics; that voice user interface is not as successful as touch interface; our Whisper Chip may not have very broad applications; the F-35 program may not have revenue growth starting in 2017; the F-35 program may not go to 2037, and may not have revenue similar to our previous military programs that provided us several hundreds of millions in revenue; the F-35 program may not be a significant opportunity for us; the military programs may not have strong revenue growth in 2017; and even with the launch of Solos and our financial and IP position, we may not be well positioned for revenue growth in 2017 and beyond; and the final amounts in the Company’s Form 10-Q for the period ended June 25, 2016 may differ from the amounts included in the release above; it may take longer than the Company estimates to develop products; the Company’s products may not be accepted by the market place; there may be issues that prevent the adoption or further development of the Company’s wearable computing technologies; manufacturing, marketing or other issues may prevent either the adoption or acceptance of products; the Company might be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may be unsuccessful; the Company could experience the loss of significant customers; costs to produce the Company’s products might increase significantly, or yields could decline; the Company’s customers might be unable to ramp production volumes of their products, or the Company’s product forecasts could turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its goals; we are dependent upon certain sole source providers of some components of our products and if such providers are not able to provide us such components for any reason, including without limitation U.S. regulatory issues such as compliance with EPA regulations, we could be delayed in shipping some of our products; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 26, 2015, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company and only as of the date on which they are made. The Company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this release.

Kopin Corporation
Condensed Consolidated Balance Sheets

	June 26, 2016	December 26, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and marketable securities	$91,522,025	80,710,780
Accounts receivable, net	1,408,876	1,574,973
Inventory	2,935,699	2,512,473
Prepaid and other current assets	1,015,284	1,357,996
Note receivable		15,000,000
Total current assets	96,881,884	101,156,222

Equipment and improvements, net	2,728,951	2,677,103
Goodwill	887,512	946,082
Property and plant, held for sale		819,263
Other assets	716,679	461,416

Total assets	$101,215,026	$106,060,086

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,327,008	3,959,704
Accrued expenses	5,691,603	4,702,574
Deferred income taxes	2,570,000	1,207,000
Billings in excess of revenue earned	1,254,694	1,407,566

Total current liabilities	13,843,305	11,276,844

Lease commitments	274,034	298,463

Total Kopin Corporation stockholders' equity	86,885,294	94,740,875
Noncontrolling interest	212,393	(256,096)
Total stockholders' equity	87,097,687	94,484,779
Total liabilities and stockholders' equity	$101,215,026	$106,060,086

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 26, 2016	June 27, 2015	June 26, 2016	June 27, 2015
Revenues:
Component revenues	$4,096,529	$9,486,723	$10,074,663	$16,615,093
Research and development revenues	258,746	1,369,883	399,750	2,826,505
	4,355,275	10,856,606	10,474,413	19,441,598
Expenses:
Cost of component revenues	4,682,846	6,359,780	9,329,888	11,643,513
Research and development	4,119,401	4,884,010	8,159,352	9,744,202
Selling, general and administrative	4,282,264	5,108,229	8,043,113	9,494,442
Gain on sale of property and plant	(7,700,522)	-	(7,700,522)	-
	5,383,990	16,352,019	17,831,831	30,882,157

Loss from operations	(1,028,715)	(5,495,413)	(7,357,418)	(11,440,559)

Other income (expense), net	206,987	6,214,193	(142,098)	8,406,199

(Loss) income before provision for income taxes, equity loss in unconsolidated affiliate and net (income) loss from noncontrolling interest	(821,728)	718,780	(7,499,516)	(3,034,360)

Provision for income taxes	(1,963,000)	(12,500)	(2,104,000)	(25,000)

(Loss) income before equity loss in unconsolidated affiliate and net (income) loss from noncontrolling interest	(2,784,728)	706,280	(9,603,516)	(3,059,360)

Equity loss in unconsolidated affiliate	-	-	-	(47,443)

Net (loss) income	(2,784,728)	706,280	(9,603,516)	(3,106,803)

Net (income) loss attributable to noncontrolling interest	(344,374)	74,690	(443,047)	49,784

Net (loss) income	$(3,129,102)	$780,970	$(10,046,563)	$(3,057,019)

Net (loss) income per share:
Basic	$(0.05)	$0.01	$(0.16)	$(0.05)
Diluted	$(0.05)	$0.01	$(0.16)	$(0.05)

Weighted average number of common shares outstanding:
Basic	64,011,571	63,066,031	63,994,809	63,074,842
Diluted	64,011,571	63,300,781	63,994,809	63,074,842

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Six Months Ended

	June 26, 2016	June 27, 2015	June 26, 2016	June 27, 2015
Display Revenues by Category (in millions)
Military Applications	$0.9	$2.4	$2.4	$7.0
Industrial Applications	1.0	0.7	2.2	1.7
Wearable Applications	1.8	6.0	4.4	7.1
Consumer Electronics Applications	0.4	0.4	1.1	0.8
Research and Development	0.3	1.4	0.4	2.8
Total	$4.4	$10.9	$10.5	$19.4

Stock-Based Compensation Expense
Continuing Operations
Cost of component revenues	$148,000	$262,000	$290,000	$461,000
Research and development	132,000	269,000	249,000	504,000
Selling, general and administrative	615,000	494,000	412,000	1,057,000
	$895,000	$1,025,000	$951,000	$2,022,000

Other Financial Information
Depreciation and amortization	$316,000	$509,000	$652,000	$1,190,000
Capital expenditures	$82,000	$337,000	$305,000	$652,000

CONTACT:
Kopin Corporation
Richard Sneider, 508-870-5959
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Market Street Partners
Joann Horne, 415-445-3233
JHorne@marketstreetpartners.com